Exhibit 99.1

For Immediate Release	The world’s largest electronic marketplace for communications trading

	Mike Lemberg Vice President Corporate Development and Treasurer Arbinet 1.732.509.9220 mlemberg@arbinet.com	David Pasquale or Denise Roche The Ruth Group 1.646.536.7006 1.646-526-7008 dpasquale@theruthgroup.com droche@theruthgroup.com

Arbinet Files Patent Infringement Lawsuit

Arbinet-thexchange, Inc. Files Lawsuit

Against World-Link for Infringing Three Patents

New Brunswick, New Jersey, USA, December 19, 2005 – Arbinet-thexchange, Inc. (Nasdaq: ARBX)(“Arbinet”), the world’s leading electronic market for trading, routing, and settling communications capacity, has filed a patent infringement lawsuit against World-Link Telecom, Inc. in the U. S. District Court in the Eastern District of New York. Arbinet asserts that World-Link has infringed three of its U.S. patents relating to the trading of telecommunications capacity.

Arbinet’s patents protect the pioneering innovations that enable its web-based methodology and system for global communications network management and display of market price. In the lawsuit, Arbinet requests that the Court enjoin World-Link from infringing the patented technology and also seeks monetary damages arising from World-Link’s unauthorized and willful use of Arbinet’s patented technology.

Curt Hockemeier, President and Chief Executive Officer commented, “The patents we hold are central to our business. We intend to protect our intellectual property rights and vigorously pursue all legal remedies against any infringers of these patents.”

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of- the-art facilities.

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120 Albany St. Tower II, Suite 450, New Brunswick, NJ 08901

phone: 732-509-9100, fax: 732-509-9101, website: www.arbinet.com